PART II AND III PRELIMINARY OFFERING CIRCULAR -REG A-AMENDMENT-NO.2

Preliminary Offering Circular dated June 4, 2021

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Reborn Coffee Inc.
5800 N Berry Street. Brea, CA 92821
$50,000,000
1,000,000,000 SHARES OF CLASS A COMMON STOCK
$0.05 PER SHARE

This amended number 2 to the Regulation A Amendment No. 1 filed on June 1, 2021 to the Regulation A filed by Reborn Coffee Inc., on May 4, 2021, is filed for the purpose of attaching the legal opinion to address both the shares to be sold by the corporation and by the Selling Shareholders.

PART III—EXHIBITS

Index to Exhibits

Exhibit No.	Description	Filed with

3.1	Articles of Incorporation of La Veles Inc.	Form S-1 filed on 7-3-2017

3.1	Amended Articles of Incorporation of Reborn Coffee Inc.	Form 8-K filed on 5-11-2018

3.2	Amended Articles of Incorporation of Capax Inc.	Form S-1 filed on 7-3-2017

3.2	Certificate of Incorporation of Reborn Global Inc.	Form 8-K filed on 5-8-2018

3.3	Bylaws of Capax Inc.	Form S-1 filed on 7-3-2017

3.3	Amended & Restated Bylaws of Reborn Coffee Inc.	Form 8-K filed on 5-11-2018

5.1	Opinion of Clifford L Hunt LLC	Form S-1 filed on 7-3-2017

10.1	Share Exchange Agreement dated May 7, 2018 by and among Capax, Reborn and each of the RB shareholders	Form 8-K filed on 5-8-2018

10.2	Joint Venture Agreement by and between Jay Kim and Dr. Kyung Park	Form 8-K filed on 5-8-2018

14.1	Code of Business Conduct and Ethics	Form S-1 filed on 7-3-2017

16.1	Letter from MaloneBailey LLP dated May 8, 2018 to the Securities and Exchange Commission	Form 8-K filed on 5-8-2018

23.1	Consent of Malone Bailey, LLP	Form S-1/A filed on 8-8-2017

23.2	Consent of Counsel (included in Exhibit 5.1)	Form S-1 filed on 7-3-2017

2A	Amended Articles of Reborn Coffee Inc.	Form A-1 filed on 5-4-21

2A2	Articles of Formation- Reborn Coffee Franchise LLC.	Form A-1 filed on 5-4-21

4	Form of Subscription Agreement	Form A-1 filed on 5-4-21

11	Benjamin & Ko CPA consent	Form A-1 filed on 5-4-21

12.1	Opinion of Law Office of Clifford J. Hunt, P.A.	Filed herewith

12.2	Consent of Counsel (included in Exhibit 12.1)	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this amendment to Offering Statement to be signed on its behalf by the undersigned,, thereunto duly authorized, in the, State of Florida on June 4, 2021.

Reborn Coffee Inc.

By:	/s/ Jay Kim
Name: Jay Kim
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints I. Andrew Weeraratne, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jay Kim	Chief Executive Officer (PEO), Director
Jay Kim		6-4-2021

/s/ Farooq M. Arjomand	Chairman of the Board of Directors	6-4-2021
Farooq M. Arjomand

/s/ Kevin Hartley	Chief Financial Officer (Principal Accounting Officer)	6-4-2021
Kevin Hartley

/s/ Dennis R. Egidi	Vice Chairman of the Board of Directors	6-4-2021
Dennis R. Egidi

/s/. Kyung B. Park	Director	6-4-2021
Dr. Kyung B. Park

/s/ Sehan Kim	Director	6-4-2021
Sehan Kim

/s/ Hannah Goh	Director	6-4-2021
Hannah Goh

/s/ Ki Kim	Director	6-4-2021
Ki Kim